DEATH BENEFIT AGREEMENT

         THIS AGREEMENT is made and entered into as of the 24th day of November 1999, between DOWNINGTOWN NATIONAL BANK, a national banking association with its main office in Downingtown, Pennsylvania (the "Bank") and Henry F. Thorne, an individual residing in the Commonwealth of Pennsylvania (the "Executive").

                                   WITNESSETH:

         WHEREAS, Executive is a valued employee of the Bank; and

         WHEREAS, as an inducement to Executive to continue this valuable relationship, and to provide some key employee protection to the Bank in the event of Executive's untimely death, the Bank finds it necessary and desirable to assist Executive with his personal life insurance program and to participate therein.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and intending to be legally bound, the parties hereby agree as follows:

I.       Definitions

         The terms set forth below shall have the meanings indicated for purposes of this Agreement, unless the context in which used requires a different meaning:

         A. "Cash Value" shall mean the cash surrender value of the Policy, as defined by the terms thereof.

         B. "Cause" shall mean termination for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, suspension or removal from office or prohibition from participation in the conduct of Holding Company's or Bank's affairs pursuant to a notice or other action by any regulatory agency, or willful violation of any law, rule or regulation or final cease-and-desist order which in the reasonable judgment of the Board of Directors of the Holding Company or the Bank will probably cause substantial economic damages to the Holding Company or the Bank, willful or intentional breach or neglect by Executive of his duties, or material breach of any material provision of this Agreement. For purposes of this paragraph, no act, or failure to act on Executive's part shall be considered "willful" unless done, or omitted to be done, by him without good faith and without reasonable belief that this action or omission was in the best interest of the Holding Company or the Bank; provided that any act or omission to act by Executive in reliance upon an approving opinion of counsel to the Holding Company or the Bank or counsel to the Executive shall not be deemed to be willful. The terms "incompetence" and "misconduct" shall be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, the Bank shall have the burden of proof with regard to the acts or omission of Executive and the standards prevailing in the banking industry.

         C. "Holding Company" shall mean DNB Financial Corporation, the Bank's sole shareholder.

         D. "Policy" shall mean the insurance policy on the life of Executive to which this Agreement relates and which is identified in Schedule "A" attached hereto.

II.      Policies Covered by Agreement

         Executive will contemporaneously (with the execution of this Agreement) purchase the Policy from the issuer. The parties hereto agree that they will take all necessary action to cause the issuer to issue the Policy, and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the collateral assignment filed with the issuer relating to the Policy.



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III.     Ownership of Policies

         A. Except as may otherwise be provided herein, Executive shall be the sole and absolute owner of the Policy, and may exercise all ownership rights granted to the owner thereof by the term of the Policy.

         B. To secure the repayment to the Bank of the amount of the premiums on the Policy paid by it hereunder, Executive has, contemporaneously herewith, assigned the Policy to the Bank as collateral. The collateral assignment of the Policy to the Bank hereunder shall not be terminated, altered or amended by the Executive, without the express written consent of the Bank, except as otherwise provided herein. The parties hereto agree to take all action necessary to cause such collateral assignment to conform to the provisions of this Agreement.

IV.       Allocation of Premium Payments

         A. On or before the due date of each Policy premium, or within the grace period provided therein, the Bank shall pay the full amount of the premium to the issuer, and shall, upon request, promptly furnish the Executive evidence of timely payment of such premium.

         B. Executive shall reimburse the Bank through payroll deduction for that portion of the total annual premiums payable on the Policy which is equal to the amount (as determined under Subparagraph C, below) that would be includible in the Executive's gross income for federal income tax purposes if the Bank had paid the entire annual premium. For purposes of this Agreement, therefore, the portion of the annual premium equal to this amount shall be treated as paid by the Executive, and the balance of the annual premium shall be treated as paid by the Bank.

         C. For purposes of this Agreement, the amount that would be taxable to Executive from payment of the annual premiums by the Bank shall be equal to the annual cost of current life insurance protection on the life of Executive, measured by the lower of the PS 58 rate, set forth in Rev. Rul. 55-747, 1955-2 C.B. 228 (or the corresponding applicable provision of any future Revenue Ruling), or the issuer's current published premium rate for annually renewable term insurance for standard risks.

         D. Executive shall receive supplemental cash compensation from the Bank for each regular payroll period for which an amount is deducted from his salary pursuant to Subparagraph A, above. The amount of such supplemental compensation shall be equal to the quotient obtained by dividing the amount required to be deducted from his salary pursuant to Subparagraph A, above, by sixty-four one-hundredths (0.64).

V.       Rights in the Policy Proceeds

         A. Upon the first to occur of the events described below, this Agreement and the collateral assignment of the Policy to the Bank shall terminate, subject to distribution of the appropriate amounts set forth below.

                  (1) Upon the death of the Executive prior to termination of this Agreement, (i) the Bank shall receive the proceeds of the Policy up to the portion of the cumulative Policy premiums paid by the Bank, (ii) the Executive's designated beneficiary (or beneficiaries) under the Policy shall be paid a death benefit of $750,000, and (iii) the balance of the proceeds of the Policy shall be paid to the Bank.

                  (2) Upon termination of the Executive's employment prior to the Executive's 65th birthday for any reason, the Executive shall pay to the Bank, or shall cause to be paid to the Bank from the Policy, the lesser of the Cash Value or the portion of the cumulative Policy premiums paid by the Bank as of the effective date of the Executive's termination of employment.




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                  (3) Upon termination of the Executive's employment by the Bank for Cause, the Executive shall pay to the Bank, or shall cause to be paid to the Bank from the Policy to the extent of the Cash Value, the portion of the cumulative Policy premiums paid by the Bank as of the effective date of the Executive's termination of employment. To the extent that such Cash Value is less than the cumulative Policy premiums paid by the Bank as of such date, the Executive shall be liable for the balance.

                  (4) Upon the fifteenth (15th) anniversary of the Effective Date, the Executive shall pay to the Bank, or shall cause to be paid to the Bank from the Policy, the lesser of the Cash Value or the portion of the cumulative Policy premiums paid by the Bank as of such anniversary.

         B. Upon payment of the amount to the Bank set forth in Subparagraph A(2), (3) or (4), above, as applicable, the Executive will thereafter own the Policy so purchased free from the terms of this Agreement. The Bank shall execute such documents or take such other action as may be necessary to vest full and unrestricted ownership of the Policy in Executive.

VI.      Assignment

         Neither party may assign this Agreement without the express written consent of the other party, except that Executive may assign his interest in the Policies and in this Agreement with respect thereto to his spouse, children or lineal descendants, or to a trust for the benefit of one or more of such persons. In such event, the assignee or transferee shall succeed to all of Executive's rights in the Policy and this Agreement with respect thereto, including the right to receive a designated portion of the proceeds upon Executive's death. Executive shall give written notice of any such assignment to the Bank and to the insurance companies involved. Notwithstanding the foregoing, the assignee or transferee shall not be required to consent to any amendment, modification or the termination of this Agreement by the Bank and Executive during his lifetime.

VII.     Administration

         A. The Bank is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

         B. If the Executive, or any heir or beneficiary of the Executive, believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a "Claimant"), the Claimant may file a written request for such benefit with the Bank, setting forth his or her claim. The request must be addressed to the President of the Bank at its then principal place of business.

         C. Upon receipt of a claim, the Bank shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Bank may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

                  If the claim is denied in whole or in part, the Bank shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of this Agreement on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (e) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

         D. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Bank review its determination. Such request must be addressed to the President of the Bank, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Bank. If the Claimant does not request a review of the Bank's initial determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the Bank's determination.


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         E. Within sixty (60) days after the Bank's receipt of a request for review, it shall reconsider its initial determination. After considering all materials presented by the Claimant, the Bank will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Bank will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

VIII.     Miscellaneous Provisions

         A. This Agreement sets forth the entire Agreement of the parties relating to the subject matter and supersedes any other agreements or understandings, written or oral.

         B. This Agreement may be amended or modified only by a written instrument signed by the parties hereto.

         C. This Agreement shall be binding upon the heirs, personal representatives, successors and permitted assigns of the parties hereto.

         D. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, to the extent such laws are not superseded or preempted by laws of the United States.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day and year first above written.

                                        DOWNINGTOWN NATIONAL BANK

Attest:  /s/Ronald K. Dankanich         By:      /s/Robert J. Charles
         -----------------------                 ------------------------------
                                                 Chairman, Board of Directors

Witness:  /s/Bruce E. Moroney                    /s/Henry F. Thorne
          ----------------------                 ------------------------------
                                                 HENRY F. THORNE



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                                  SCHEDULE "A"

Policy No.      Insurance Company      Insurance Amount        Annual Premium
----------      -----------------      ----------------        --------------
6,214,709       General American         $4,600,749            $1,500,000